Exhibit 4(k)(4)
Third Amendment to
Bond Purchase and Covenants Agreement
This Third Amendment to Bond Purchase and Covenants Agreement (this “Third Amendment”) is dated December 7, 2022 (the “Effective Date”), and is made by and among Southern Indiana Gas and Electric Company, an Indiana corporation (the “Borrower”), each lender party hereto (collectively, the “Lenders” and, individually, a “Lender”), and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Bond Purchase and Covenants Agreement (as defined below).
Background
    1.    The Borrower, PNC Bank, National Association and U.S. Bank National Association, in their capacity as Lenders, and the Administrative Agent have entered into that certain Bond Purchase and Covenants Agreement, dated September 14, 2017 (as amended, the “Bond Purchase and Covenants Agreement”).
    2.    The parties hereto desire to make certain amendments to the Bond Purchase and Covenants Agreement as provided herein.
Now, Therefore, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
    Section 1.    Amendments to Bond Purchase and Covenants Agreement. Effective as of the Effective Date, the Bond Purchase and Covenants Agreement is hereby amended as follows:
    (a)    The following definitions appearing in Section 1.1 of the Bond Purchase and Covenants Agreement are hereby amended and restated in their entireties as follows:
“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to a Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans; provided, however, no Securitization Subsidiary shall be deemed to be an Affiliate of the Borrower for any purposes of this Agreement. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.
“Indebtedness” of a Person shall mean such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (f) Capitalized Lease Obligations, (g) Contingent Obligations, (h) reimbursement and other obligations in connection with letters of credit, (i) Net Mark-to-Market Exposure of Swap Contracts, (j) Synthetic Lease Obligations and (k) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade; provided, however, that Indebtedness of a Person shall not include Securitization Securities.
    (b)    Section 1.1 of the Bond Purchase and Covenants Agreement is hereby amended by adding the following defined terms in alphabetical sequence to read as follows:
“Securitization Securities” means bonds or other debt securities issued to securitize the intangible regulatory assets and related rights of the Borrower or any of its subsidiaries pursuant to regulatory approval of a special utility tariff or similar revenue stream to recover costs such as the costs of, or related to, removal, restoration, repair or early retirement of facilities and other assets, excess fuel costs, other unforeseen or extraordinary costs as a result of a natural disaster or stranded asset costs, or costs associated with the issuance and servicing of Securitization Securities, if (and only if) recourse for the payment of debt service of such bonds or other debt securities is limited to (i) such special utility tariff or similar revenue stream or (ii) rights under a financing order issued by the Indiana Utility Regulatory Commission (or other state regulatory body) to the Borrower or any of its subsidiaries to bill, charge and collect dedicated charges to pay the debt service and other authorized costs of such bonds or other debt securities; it being understood that obligations of the “sponsor” and “servicer” in the form of standard sponsor and servicer undertakings shall not constitute “recourse”, and in either case, no recourse of such bonds or other debt securities shall exist to the Borrower and any subsidiary of the Borrower other than to the Securitization Subsidiary that issued the Securitization Securities.
“Securitization Subsidiary” means a direct or indirect special purpose subsidiary of the Borrower created to issue Securitization Securities.
    (c)    Section 1.2 of the Bond Purchase and Covenants Agreement is hereby amended and restated in its entirety as follows:
1.2 Construction.
Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (c) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (d) reference to any Person includes such Person’s permitted successors and assigns; (e) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (f) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (h) section headings in this Agreement and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (i) unless otherwise specified, all references herein to times of day shall be references to Eastern

Time (Standard or Daylight Savings, as applicable); and (j) no Securitization Subsidiary shall be deemed to be a subsidiary of the Borrower for any purposes of this Agreement.
    (d)    The introductory paragraph of Section 7.2 of the Bond Purchase and Covenants Agreement is hereby amended and restated in its entirety as follows:
7.2 Sale of Assets. Except for the disposition of the Borrower’s ownership interest in Warrick Unit 4 and except that the Borrower may assign, transfer, convey and sell assets and/or property, including all of its rights, title and interest in and under a financing order issued by the Indiana Utility Regulatory Commission (or other state regulatory body) to the Borrower or any of its subsidiaries, to a Securitization Subsidiary in connection with the issuance of Securitization Securities by such Securitization Subsidiary, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Borrower and its subsidiaries; provided, however, that the Borrower or any subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Borrower and its subsidiaries if such assets are sold in an arms-length transaction and, at such time and after giving effect thereto, no Potential Default or Event of Default shall have occurred and be continuing, and an amount equal to the Net Proceeds (as defined below) received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall in any combination, be used:
    (e)    Section 7.3 of the Bond Purchase and Covenants Agreement is hereby amended by (x) deleting “or” at the end of clause (k); replacing the period as the end of clause (l) with “; or” and adding the following clause (m):
(m) Liens on intangible regulatory assets and related rights, customer charges, special utility tariff charges or similar revenue streams, contracts or contract rights created in connection with the contemplated issuance of Securitization Securities by a Securitization Subsidiary.
    Section 3.    Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Third Amendment, the Borrower represents and warrants to the Administrative Agent and each Lender on and as of the Effective Date as follows:
    (a)    The Borrower has the power and authority and legal right to execute and deliver this Third Amendment and to perform its obligations hereunder. The execution and delivery by the Borrower of this Third Amendment and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings, and this Third Amendment, assuming the due authorization by the other parties hereto and the validity and binding effect on such other parties, constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
    (b)    (i) Each of the representations and warranties set forth in the Bond Purchase and Covenants Agreement (after giving effect to this Third Amendment and the transactions contemplated hereby) is true and correct in all material respects as of the date hereof as if fully set forth herein, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date and except for any actions taken in the ordinary course of business and (ii) no Event of Default has occurred and is continuing as of the date hereof and after giving effect to this Third Amendment and the transactions contemplated hereby.
    Section 4.    Conditions Precedent to Effectiveness.
    (a)    This Third Amendment shall become effective on the Effective Date, provided that the Administrative Agent shall have received executed counterparts of this Third Amendment.
    (b)    The Borrower shall have paid all fees and reasonable expenses payable on or before the Effective Date as required by this Third Amendment, the Fee Letter or any other Loan Document.
    Section 5.    Reference To and Effect Upon the Bond Purchase and Covenants Agreement.
    (a)    From and after the Effective Date, (i) the term “Agreement” in the Bond Purchase and Covenants Agreement, and all references to the Bond Purchase and Covenants Agreement in any other Loan Document, shall mean the Bond Purchase and Covenants Agreement as modified hereby, and (ii) this Third Amendment shall constitute a Loan Document for all purposes of the Bond Purchase and Covenants Agreement and the other Loan Documents.
    (b)    This Third Amendment is limited as specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Bond Purchase and Covenants Agreement or any other Loan Document. Except as set forth herein (including any exhibits, schedules and annexes hereto), this Third Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Bond Purchase and Covenants Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Except as set forth herein, nothing herein shall be deemed to entitle the Borrower to receive a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Bond Purchase and Covenants Agreement or any other Loan Document in similar or different circumstances.

    Section 6.    Affirmation. Each of the Borrower and each Lender expressly (a) consents to the amendments set forth in this Third Amendment, (b) reaffirms all of its covenants and other obligations set forth in the Bond Purchase and Covenants Agreement and the other Loan Documents to which it is a party, (c) acknowledges, represents and agrees that its covenants and other obligations set forth in the Bond Purchase and Covenants Agreement and the other Loan Documents to which it is a party remain in full force and effect, and (d) confirms that each of the Loan Documents to which it is a party shall continue to be in full force and effect and is hereby ratified and reaffirmed in all respects.
    Section 7.    Counterparts, Etc. This Third Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Third Amendment and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 4 hereof, this Third Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Third Amendment by telecopy or email shall be effective as delivery of a manually executed counterpart of this Third Amendment.
    Section 8.    Governing Law. This Third Amendment shall be deemed to be a contract under the Laws of the State of Indiana without regard to its conflict of laws principles.
    Section 9.    Severability. The provisions of this Third Amendment are intended to be severable. If any provision of this Third Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
    Section 10.    Successors. The terms of this Third Amendment shall be binding upon, and shall inure for the benefit of, the parties hereto and their respective successors and assigns.
[Signature Pages Follow]

In Witness Whereof, this Third Amendment has been executed by the parties hereto as of the date first written above.
Southern Indiana Gas and Electric Company, as Borrower
By: /s/ Jacqueline M. Richert_____________
Name: Jacqueline M. Richert
     Title: Vice President and Treasurer

[Signature Page to Third Amendment]

PNC Bank, National Association,
as a Lender and as Administrative Agent
By: /s/ William Joseph Rein_____________
Name: William Joseph Rein
Title: Assistant Vice President

U.S. Bank National Association, as a Lender
By: /s/ Ryan Hutchins____________________
Name: Ryan Hutchins
Title: Senior Vice President

[Signature Page to Third Amendment]